Exhibit 16.1

February 26, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by ConvergeOne Holdings, Inc. (formerly known as Forum Merger Corp.) under Item 4.01 of its Form 8-K dated February 22, 2017. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of ConvergeOne Holdings, Inc. (formerly known as Forum Merger Corp.) contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP